                              RETIREMENT AGREEMENT

                  This RETIREMENT AGREEMENT (this "Agreement") is entered into as of the 31st day of March, 2003 between Julian W. Boyden (the "Employee"), and International Flavors & Fragrances Inc., a New York corporation (the "Company" and together with its subsidiaries and affiliates, the "Company Group").

                               W I T N E S S E T H

                  WHEREAS, the Employee is currently employed by the Company as Executive Vice President; and


                  WHEREAS, the Company and the Employee have agreed that the Employee's employment with the Company shall terminate without cause and the Employee shall resign and retire from the employ of the Company on March 31, 2006 (the "Retirement Date"); and

                  WHEREAS, the Employee and the Company now desire to enter into an agreement concerning the duties and responsibilities and the compensation and benefits of the Employee from the date hereof until the Retirement Date as hereinafter set forth,

                  NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Employee and the Company agree as follows:

                  1. CONTINUATION OF EMPLOYMENT; DUTIES. Until the Retirement Date, the Employee shall remain a full-time employee of the Company. Effective March 31, 2003, the Employee shall resign as Executive Vice President of the Company, and as a director and/or officer of all entities controlled directly or indirectly by the Company Group of which he is then serving as a director and/or officer and as a member of each Administrative Committee of a Company Group benefit plan of which he is then serving as a member. Thereafter, until the Retirement Date (the period between April 1, 2003 and the Retirement Date is hereinafter referred to as the "Pre-Retirement Period"), the Employee shall perform such duties as Richard A. Goldstein, Chairman of the Board and Chief Executive Officer of the Company, or any successor to Mr. Goldstein may reasonably assign to him. Such duties and responsibilities shall include, but shall not necessarily be limited to, the Employee's continuing as the President of the International Fragrance Association in accordance with his agreement with the Company. In connection with services performed for the Company during the Pre-Retirement Period, the Company shall permit the Employee to use the visitor's office in the Company's New York Office Executive Suite (or another office in the New York Office if such office is at any time not available) and shall make reasonable secretarial services available to him.

                  2. TERMINATION OF EMPLOYMENT RELATIONSHIP; RETIREMENT. On the Retirement Date the Employee's employment with the Company and all members of the Company Group shall terminate and the Employee shall resign and retire from the employ of the Company.

                  3. CONSIDERATION TO THE EMPLOYEE. The Company shall make the following payments and provide the following additional benefits and consideration to the Employee, subject to Section 6 hereof:

                  (A) COMPENSATION AND BENEFITS THROUGH THE RETIREMENT DATE. Through March 31, 2003 the Employee shall continue to be paid the sum of $44,833.33 per month, which sum shall be paid in semi-monthly installments of $22,416.67. Commencing on April 1, 2003 and continuing through and including the Retirement Date, the Employee shall be paid the sum of $36,722.22 per month (a total of $1,322,000 for the 36-month period commencing April 1, 2003), which sum shall be paid in semi-monthly installments of $18,361.11, and which represents the Employee's severance entitlement under the Company's Executive Separation Policy ((the "ESP"), but paid over 36 months. Through and including the Retirement Date, except as otherwise provided in this Section 3 the Employee shall continue to be entitled to all of the benefits--including but not limited to participation in the Company's medical, dental and group insurance plans, including the Executive Death Benefit Plan--that he currently enjoys as an executive officer of the Company. For such benefits the Employee shall make the same contributory payments required to be made at any time by other exempt United States employees of the Company generally. Should the Company change or eliminate any of such benefits for United States employees of the Company generally, the Employee's benefits will likewise be affected. Should the Company institute new benefits for United States employees of the Company between April 1, 2003 and the Retirement Date, the Employee shall not be entitled, and the Employee waives all rights, to participate in any of such new benefits unless such participation is required by law and except that, should the Company, prior to the Retirement Date, offer executive employees long-term care for them and/or their spouses, the Employee shall be eligible to participate in such program to the same extent as such other executive employees.

                  (B) ANNUAL INCENTIVE COMPENSATION. The Employee shall not be entitled to any annual incentive compensation award in respect of any of 2003, 2004, 2005 and 2006, whether under the Company's Annual Incentive Plan (the "AIP") promulgated under the Company's 2000 Stock Award and Incentive Plan (the "SAIP") or otherwise.

                  (C) LONG-TERM INCENTIVE COMPENSATION. The Employee shall be entitled to the same incentive compensation awards that are paid to others with the same target awards as the Employee in respect of Cycle I (covering the years 2001-2003) and Cycle II (covering the years 2002-2004) under the Company's Long-Term Incentive Plan (the "LTIP") promulgated under the SAIP. Any earned Cycle I and Cycle II awards under the LTIP shall be paid to the Employee in early 2004 and 2005, respectively, at the same time as awards under such Cycles are paid to executive employees of the Company generally. The Employee shall not be entitled to participate in any LTIP cycle commencing in any year after 2002.

                  (D) UNUSED VACATION. On or before April 30, 2003, the Company shall pay the Employee for any accrued and unused days of vacation in respect of 2003 through March 31, 2003. The Employee agrees that he shall neither accrue vacation days in respect of the remainder of 2003 or in respect of 2004, 2005 or 2006 nor be entitled to vacation pay in respect of any year other than that portion of 2003 for which he is being paid pursuant to this Section 3(d).

                  (E) STOCK OPTIONS. The Employee has received a stock option award for 50,000 shares in respect of 2003. The Employee shall not be entitled to any stock option awards in respect of 2004, 2005 and 2006. The exercisability, lapsing and forfeiture of the Employee's stock options shall be governed by the provisions of various Stock Option Agreements between the Employee and the Company. For purposes of all such Stock Option Agreements, the Employee shall be deemed to have retired from the employ of the Company at or after age 62 as of March 31, 2006.

                  (F) PENSION BENEFIT. The Employee shall be vested in the benefits that he accrues through the Retirement Date pursuant to the Company's Pension Plan and Supplemental Retirement Plan.

                  (G) OTHER BENEFITS. To the same extent as all executive officers of the Company, the Employee shall be eligible to continue to participate in each of the Company's Retirement

Investment Fund Plan and Deferred Compensation Plan and, except as provided in
Section 3(h), to continue to receive all perquisites that he is currently receiving (including club membership, annual executive physical examination, Company-provided automobile and financial, tax and estate planning from The Ayco Company or such different provider as may be selected by the Company for executive officers generally), in each case through the Retirement Date; shall be entitled to participate in the Company's Global Employee Stock Purchase Plan (the "GESPP") through December 31, 2005; shall be vested in the benefits he accrues under any and all of such plans through the Retirement Date for the purpose of which the Employee shall be deemed to have retired from the employ of the Company at or after age 62 as of March 31, 2006; and shall be entitled to payments from all such plans in accordance with the terms of such plans. The Employee shall not be eligible to participate in the GESPP for any year after 2005 or in any other of such plans or to receive any of such perquisites from the Company from and after the Retirement Date. After the date of this Agreement, except with respect to benefits specifically provided for in this Agreement the Employee shall no longer be a participant in the ESP.

                  (H) COMPANY CAR. The Employee shall continue to have the use through the Retirement Date of the Company-provided Mercedes Benz S 500 automobile that he is currently using (the "Company Car") on the same terms and conditions as executive officers of the Company. On the Retirement Date the Company arrange to have title to the Company Car transferred to the Employee at no cost to him. The Employee shall be solely responsible for any and all income taxes attributable to any income that the Employee may be required to recognize as a result of the transfer to him of the Company Car. From and after the date on which title to the Company Car is transferred to the Employee, the Employee shall be solely responsible for all costs associated with the ownership, operation and/or maintenance of the Company Car. The Employee shall not be entitled to a new Company Car between the date of this Agreement and the Retirement Date irrespective of whether, under Company policy, he would have otherwise been so entitled.

                  (I) CONTINUED MEDICAL COVERAGE. Until the Retirement Date the Employee and his eligible dependents shall continue to be covered under the Company's medical and dental plans and group life insurance plan under the same terms and conditions, and at the same contribution levels, as are applicable to active employees of the Company. On the Retirement Date the Employee may at his option either continue coverage under the Company's medical plan for up to 18 months under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") by paying the

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applicable COBRA monthly premiums or commence coverage under the Company's retiree medical plan as it may then exist (the "Retiree Plan"). The Employee's retiree medical coverage shall always be subject to the terms and conditions, including premium contributions, of the Retiree Plan applicable to retired employees of the Company generally.

                  (J) FUNDING OF BENEFITS UNDER THIS AGREEMENT. The Company's obligations under this Section 3 shall be added to those covered by the Rabbi Trust evidenced by the Trust Agreement dated October 4, 2000 between IFF and The First Union National Bank, as Trustee (or to any successor Rabbi Trust) and, to the extent that any Company obligations are funded under the Rabbi Trust, the Company's obligations under this Agreement shall also be funded.

                  4. NONCOMPETITION; NONSOLICITATION. During the Pre-Retirement Period and for one year after the Retirement Date, the Employee agrees that he shall not engage directly or indirectly anywhere in the world in any business that is competitive to that of the Company Group, except that the Employee shall not be prohibited from owning a beneficial ownership of less than five percent (5%) of the outstanding capital stock of any publicly traded competitive company. Additionally, during the Pre-Retirement Period, the Employee agrees that he shall not solicit, induce, or attempt to influence any individual who is an employee of the Company Group to terminate his or her employment relationship with the Company Group, or to become employed by him or his affiliates or any person by which he is employed, or interfere in any other way with the employment, or other relationship, of the Company Group and any employee thereof. Notwithstanding the foregoing, the response by any employee of the Company to a published advertisement or other general solicitation, whether or not concluding with the offer of a position to such employee, shall not constitute a breach of this Section 4.

                  5. ENTIRE CONSIDERATION. The Employee understands and agrees that the payments and benefits provided for in this Agreement (a) are the only ones to which he is entitled relating to his employment and/or in connection with his retirement from the Company; (b) are in excess of those to which he otherwise would be entitled; and (c) are being provided to him in consideration for his signing of this Agreement and the "Release," as defined in Section 6, which consideration he agrees is adequate and satisfactory to him.

                  6. RELEASE. As a condition to the Employee's entitlement to the compensation, payments and benefits provided for in Sections 1 and 3 hereof, the Employee shall have executed and delivered to the Company a release in the form attached hereto as Schedule I (the "Release"), and such Release shall have become irrevocable. If the Employee exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio. The Employee agrees to execute another release, identical in form to the Release, as of the Retirement Date, and shall not be entitled to receive the final $10,000 of Severance until such release has been executed and delivered to the Company.

                  7. NON-DISPARAGEMENT. Each of the Employee and the Company (on behalf of the Company Group) agrees that at no time will either the Employee or any officer, director, employee or other representative of the Company in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party, including but not limited to suppliers, customers and competitors of the Company, to lower its perception about the integrity, public or private image, professional competence, or quality of products or service, of the other or, in the case of the Company, of any officer, director, employee or other representative of the Company. If the Company is asked by a prospective employer for a reference with respect to a new position for which the Employee is being considered, without the Employee's prior written consent the Company will do no more than confirm the Employee's dates of employment and salary history.

                  8. COOPERATION AND ASSISTANCE. The Employee acknowledges that he may have historical information or knowledge that may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings. The Employee will reasonably cooperate with the Company, both during the Pre-Retirement Period and thereafter, in the defense or prosecution of any such claims that relate to events or occurrences that transpired during the Employee's employment with the Company. The Employee's cooperation in connection with such claims or actions shall include being reasonably available, subject to his other business and personal commitments, to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and with reasonable advance notice to the Employee. The Company shall reimburse the Employee for any out-of-pocket expenses, including the reasonable fees of the Employee's personal attorney, which he incurs in connection with such cooperation.

                  9. RETURN OF PROPERTY. Except as otherwise provided in this
Section 9, on the Retirement Date the Employee expressly agrees that he shall return to the Company all property of the Company Group including, but not limited to, any and all files, computers, computer equipment and software and diskettes, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company Group or their customers or operations. The Employee affirms that he will not retain copies of any such property or other materials. Notwithstanding the foregoing, the Employee shall not be required to return his laptop computer, mobile cellular telephone(s), rolodexes, personal diaries and correspondence; however, the Company may require the Employee to provide such laptop computer to the Company so that any proprietary Company information and/or programs may be purged from such laptop computer. The Company shall provide the Employee with a written receipt for all property returned to the Company.

                  10. NON-DISCLOSURE. Under Company policy and under applicable trade secret law, the Employee is obliged to keep in confidence all trade secrets and proprietary and confidential information of the Company Group, whether patentable or not which he learned or of which he became aware or informed during his employment by the Company (except to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, and not to directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such information. Both under such Company policy and under applicable law, such obligations continue not only while the Employee is employed by the Company, but after cessation of that employment. In amplification and not in limitation of the foregoing, the Employee acknowledges that during his employment with the Company, he has or may have acquired proprietary and confidential knowledge and information of the Company Group, including, but not limited to, information about the business, legal and financial strategies of the Company, the positions, compensation and benefits and performance of employees of the Company Group, fragrance and flavor formulae, secret processes and products, qualities and grades of flavor and fragrance ingredients and raw materials, including but not limited to aroma chemicals, perfumery and flavor and fragrance compounding "know-how" and other technical data belonging to or relating to the Company Group, and the identity of customers and suppliers of the Company Group and the quantities of products ordered by or from and the prices paid by or to those customers and suppliers. In addition, the Employee has or may have also acquired similar confidential knowledge and information belonging to customers of the Company Group and provided to the Company Group in confidence under written and oral secrecy agreements. The Employee agrees to abide by the terms and conditions of this Section 10 both during the Pre-Retirement Period and thereafter.

                  11. TAX AND WITHHOLDING. Any Federal, State and/or local income, personal property, franchise, excise or other taxes owed by the Employee as a result of the payments or benefits provided under the terms of this Agreement shall be the sole responsibility and obligation of the Employee. The parties hereto agree and acknowledge that Company shall have the right to withhold from any payments made or benefits provided to the Employee any and all amounts that are necessary to enable the Company to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and the Company shall report any such amounts that it determines are compensation income on a Form W-2, including but not limited to the value of the Company Car.

                  12. NO ORAL MODIFICATION. This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

                  13. RESOLUTION OF DISPUTES. Any disputes under or in connection with this Agreement shall be adjudicated in the courts of the State of New York. Notwithstanding the foregoing, if the parties consent in writing, such dispute shall be resolved by arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. In any litigation or arbitration, each party shall bear its own costs, including but not limited to attorneys' fees, unless the judge or arbitrator(s) otherwise determine. Pending the resolution of any arbitration or litigation, the Company shall continue payment of all amounts due the Employee under this Agreement and all benefits to which the Employee is entitled at the time the dispute arises.

                  14. SEVERABILITY. In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

                  15. GOVERNING LAW. This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the State of New York and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

                  16. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to the Employee, his executors, administrators, heirs and legal representatives.


                  17. NOTICES. All notices required pursuant to this Agreement shall be in writing and shall be deemed given if mailed, postage prepaid, or if delivered by fax or by hand, to a party at the address set forth below:

                  If to the Employee:

                  Mr. Julian W. Boyden
                  815 Sussex Road
                  Franklin Lakes, New Jersey 07417

                  If to the Company:

                  International Flavors & Fragrances Inc.
                  521 West 57th Street
                  New York, New York 10019

                  Attention:   Corporate Secretary

Any change in address by either party shall be effective when notified to the other party as aforesaid.

                  18. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

                  19. ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY RELEASE;

REVOCATION RIGHT. The Employee certifies that he has read the terms of this Agreement. The execution hereof by the Employee shall indicate that this Agreement conforms to the Employee's understandings and is acceptable to him as a final agreement. It is further understood and agreed that the Employee has had the opportunity to consult with counsel of his choice, that he has in fact consulted with his own counsel with respect to this Agreement, and that he has been given a reasonable and sufficient period of time of no less than 45 days in which to consider and return this Agreement.

         WHEREFORE, intending to be legally bound, the parties have agreed to the aforesaid terms and indicate their agreement by signing below.


         JULIAN W. BOYDEN


         /S/JULIAN W. BOYDEN                    AS OF MARCH 31, 2003
         --------------------                   --------------------
            Julian W. Boyden                               Date


         INTERNATIONAL FLAVORS & FRAGRANCES INC.



         By:      /S/ RICHARD A. GOLDSTEIN       AS OF MARCH 31, 2003
                  -------------------------      --------------------
                  Richard A. Goldstein                     Date
                  Chairman of the Board and
                  Chief Executive Officer